SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 13, 2009

Date of Report

April 8, 2009

(Date of earliest event reported)

Wren, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-122185	87-0672359
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

235 West Sego Lily Drive, 2nd Floor, Sandy, Utah 84070

(Address of principal executive offices, including zip code)

(801) 990-1992

(Registrant’s telephone number, including area code)

P.O. Box 5005, PMB 42, Rancho Santa Fe, California, 92067

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

Jeff Jenson notified the Company on April 8, 2009 that he would resign effective April 8, 2009 from his position as Chief Financial Officer of the Company and as Secretary/Treasurer of the Company. There were no disputes with the Company and Mr. Jenson remains as President and a director of the Company.

(c)

Effective April 6, 2009, the Company appointed Russell Taylor to serve as Vice President of Investor Relations of the Company.

Mr. Taylor, 48 years old, is the managing member of TFT Management, in which over the past three years has obtained funding for over 200 million dollars of commercial projects. Prior to his work with TFT, Mr. Taylor was a trainer/regional manager for US West New Vector Group for five years, during which time he trained over 100 people in the sales industry. Mr. Taylor also co-owns and manages 60,000 sq. ft. of commercial/industrial space in the East Bay Business Technology Park in Provo, Utah.

 Effective April 8, 2009, the Company appointed Robert Reitz to serve as Chief Financial Officer and Secretary/Treasurer of the Company following the resignation of Jeff Jenson as Chief Financial Officer and Secretary/Treasurer.

Mr. Reitz will receive compensation of $120,000 per year and will participate in the Company’s Stock Option Plan.

Mr. Reitz, 38 years old started in the network marketing industry in 1997 with Enrich International (now Unicity). He lived in and opened the Enrich Japan territory while expanding Enrich throughout Asia, Europe and the Americas. Mr. Reitz is fluent in Japanese and also worked with markets throughout the world for Tahitian Noni International and ForeverGreen International. He developed a broad understanding of network marketing in the areas of commissions, finance, accounting, payroll, reporting, IT and human resources. Mr. Reitz also has public company and SEC reporting experience while working for ForeverGreen from 2003 to 2009, including serving as the CFO, Secretary, Treasurer, and member of the Board of Directors for ForeverGreen. Effective January 30, 2009, Mr. Reitz resigned as an officer and director of ForeverGreen and there were no disputes. Mr. Reitz has an MBA from the New York University, Leonard N. Stern School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WREN, INC.

/s/ Jeff Jenson

Jeff Jenson, President